                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              UROMED CORPORATION
- ----------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                UROMED CORPORATION

April 23, 1999

Dear Stockholder:

    You are cordially invited to attend the Special Meeting of Stockholders of UroMed Corporation (the "Company"), to be held at 9:00 a.m. on Friday, May 21, 1999 at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts (the "Meeting").

    The Notice of Special Meeting and Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting.

    The Board of Directors of the Company encourages your participation in the Company's corporate governance and, to that end, solicits your proxy. You may give your proxy by completing, dating, and signing the enclosed proxy and returning it promptly in the enclosed envelope. You are urged to do so even if you plan to attend the Meeting. We hope you will be able to join us on May 21, 1999.

SINCERELY,

John G. Simon
Chairman & CEO






















              1400 Providence Highway,  Norwood, Massachusetts 02062

                                      UROMED CORPORATION

                           NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                    To Be Held On May 21, 1999
                                    --------------------------

    Notice is hereby given that a Special Meeting of Stockholders of UroMed Corporation (the "Company") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts on Friday, May 21, 1999 at 9:00 a.m., local time, to consider and act upon the following matters:

1) A proposal to elect two Class II directors of the Company, each to hold a three-year term.
2) A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the current fiscal year.
3) To transact such other business as may properly come before the Meeting or any adjournments thereof.


    This Special Meeting is being held in lieu of an annual meeting of stockholders in 1999. Stockholders of record at the close of business on March 26, 1999 will receive notice of the Meeting and be entitled to vote at the Meeting or any adjournment thereof. All stockholders are cordially invited to attend the Meeting. Information relating to the matters to be considered and voted on at the Special Meeting is set forth in the proxy statement accompanying this Notice.

BY ORDER OF THE BOARD OF DIRECTORS

April 23, 1999

    THE BOARD OF DIRECTORS IS SOLICITING THE ENCLOSED PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW THE ENCLOSED PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON

                                 UROMED CORPORATION
                              1400 Providence Highway
                                Norwood, MA 02062

                                 ---------------
                                  PROXY STATEMENT
                                 ----------------

     INTRODUCTION. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UroMed Corporation, a Massachusetts corporation (the "Company"), of proxies for use at a Special Meeting of Stockholders (the "Meeting") to be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts on Friday May 21, 1999 at 9:00 a.m., local time, and at any adjourned session thereof. This Special Meeting is being held in lieu of an annual meeting of stockholders in 1999. This Proxy Statement and the enclosed Annual Report to Stockholders for the Company's fiscal year ended December 31, 1998 are being mailed to stockholders on or about April 23, 1999. The Annual Report does not constitute any part of this Proxy Statement.

     SOLICITATION. The entire cost of preparing, assembling, and mailing this proxy material will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing certain beneficial owners of shares for their reasonable expenses in sending proxy material to and obtaining proxies from such beneficial owners.

     REVOCATION. A proxy may be revoked by a stockholder at any time prior to its use by giving written notice of such revocation to the Clerk of the Company, by appearing at the Meeting and voting in person, or by returning a later dated proxy in the form enclosed.

     QUORUM AND VOTING. Stockholders of record as of the close of business on March 26, 1999 will be entitled to vote at the Meeting. As of such record date, there were issued and outstanding and entitled to vote 5,184,037 shares of the common stock, no par value, of the Company (the "Common Stock"). Holders of shares of Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business.

     TABULATION OF VOTES. All proxies will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and, in the discretion of the named proxies, with respect to any other proposals that may properly come before the Meeting. Broker non-votes (if the broker has voted on at least one proposal) and proxies that withhold authority to vote for election of a director or that reflect abstentions will be deemed present for the purpose of determining the presence of a quorum for the transaction of business. A broker non-vote will have no effect on the outcome of voting on such proposal. An abstention with respect to a proposal will have the effect of a vote against such proposal.

     The Board of Directors does not know of any matters that will be brought before the Meeting other than those matters specifically set forth in the Notice of Special Meeting of Stockholders. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitute acting thereunder, will vote on such matter in accordance with their best judgment.

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 10, 1999 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company as named in the Summary Compensation Table, and (iv) all of the directors and officers of the Company as a group.

                                          Shares Beneficially Owned (1)
                                          _____________________________


Name                                         Number          Percent
-------                                     _________       __________

John G. Simon............................... 845,468(2)        16.3%
Richard A. Sandberg.........................   3,876(3)          *
Thomas E. Tierney...........................  12,126(4)          *
David P. Fialkow............................  18,236(5)          *
Elizabeth B. Connell, M.D...................   7,250(6)          *
Paul J. Murphy **...........................     467             *
Alan West ***...............................   6,106(7)          *
Richard Epstein....  .......................   3,170(8)          *
Robert Lorette **...........................   3,644(9)          *
All directors and executive officers as a
  group (9 persons)........                  863,069(10)       16.6%

- ------------------------

*   Less than 1%.
** Mr. Murphy and Mr. Lorette resigned as officers of the Company effective January 1, 1999.
*** Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned. Includes shares issuable upon exercise of options exercisable as of March 10, 1999 or within 60 days after such date.
(2) Includes (i) 6,584 shares held by The Clarendon 1993 Irrevocable Trust, of which Mr. Simon is a Trustee and over which Mr. Simon shares investment and voting control, (ii) 8,579 shares issuable upon exercise of stock options, and (iii) 37,364 shares held by employees of the Company and Medical and Scientific Advisory Board members with respect to whom Mr. Simon has the right to direct the vote pursuant to contractual relationships between the Company and such persons.
(3) Includes 3,842 shares issuable upon exercise of stock options.
(4) Represents 12,126 shares issuable upon exercise of stock options.
(5) Includes 2,250 shares issuable upon exercise of stock options.
(6) Represents 7,250 shares issuable upon exercise of stock options.
(7) Includes 5,082 shares issuable upon exercise of stock options.
(8) Represents 3,170 shares issuable upon exercise of stock options.
(9) Represents 3,644 shares issuable upon exercise of stock options.
(10) Includes 45,943 shares issuable upon exercise of stock options.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with two classes having two directors each and the third having one director, with the members of each such class serving a three year term. Each year the Company's stockholders have the opportunity to elect the members of one class. At the Meeting, the terms of the members of Class II, Mr. David P. Fialkow and Thomas
E. Tierney, expire. Mr. Fialkow and Mr. Tierney are the only nominees for election as Class II Directors, for a term to expire at the 2002 Annual Meeting of Stockholders.

     Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of Mr. Fialkow and Mr. Tierney to be directors of the Company until the 2002 Annual Meeting of Stockholders and until their successors are elected and qualified. The affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting by proxy is required for the election of Mr. Tierney and Mr. Fialkow as Class II directors.

     The Class III directors of the Company with terms expiring at the 2000 Annual Meeting of Stockholders, are John G. Simon and Richard A. Sandberg. The sole Class I director of the Company with a term expiring at the 2001 Annual Meeting of Stockholders is Dr. Elizabeth E. Connell.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES.

     The following table sets forth, with respect to the members of the Board of Directors, the name, age, length of service as a director and any service on committees of the Board of Directors of the Company. For information regarding the number of shares of the Company's Common Stock owned by each nominee and all directors as of March 10, 1999, see "Stock Ownership of Principal Stockholders and Management." The address for each person listed below is c/o the Company at 1400 Providence Highway, Norwood, MA 02062.

                                              Year First   Positions and
                                                Became      offices with
Name                                   Age     Director     the Company
-----                                  ---     ----------  -------------

John G. Simon......................     36         1990    President, Chief
                                                           Executive Officer,
                                                           Director and Chairman
                                                           of the Board
Elizabeth B. Connell, M.D..........     73         1994    Director
David P. Fialkow(l)................     40         1991    Director
Richard A. Sandberg(l).............     56         1991    Director
Thomas E. Tierney(l)...............     71         1991    Director

- ------------------------

(1) Member of the Compensation Committee and Audit Committee of the Board of Directors.

BACKGROUND OF DIRECTORS

     John G. Simon, Chairman of the Board of Directors, President, and Chief Executive Officer. Mr. Simon is the founder of the Company and has served as President, Chief Executive Officer, and Chairman of the Board of Directors of the Company since its inception in 1990.

     Elizabeth B. Connell, M.D., Director. Dr. Connell has served as a Director of the Company since 1994. Since 1981, she has served as a professor in the Department of Gynecology and Obstetrics at Emory University School of Medicine in Atlanta, Georgia and was appointed Professor Emeritus effective January 1, 1997. Dr. Connell also currently serves as a consultant to the U.S. Food and Drug Administration's OB/GYN Devices Panel.

     David P. Fialkow, Director. Mr. Fialkow has served as a Director of the Company since 1991. Since October 1996 he has served as Chief Executive Officer of Retail Growth Systems LLC, a credit card marketing company. He has served as Chief Executive Officer of Alliance Development Group (formerly CoBra Marketing, Inc.), a credit card/co-brand marketing company, since March 1995. Prior to that time, Mr. Fialkow served as President and co-founder of National Leisure Group, Inc., a leisure travel company. Mr. Fialkow is also a director of PNC, Bank New England.

     Richard A. Sandberg, Director. Mr. Sandberg has served as a Director of the Company since 1991. Mr. Sandberg is a private investor and serves as Chairman of the Board or Director of numerous private companies. From 1983 to 1998, he served in a variety of positions at DIANON Systems Inc., an oncology and gynecology marketing and database firm which he co-founded, most recently serving as Chairman and Chief Executive Officer. From 1976 to 1983, Mr. Sandberg served as President of CUC International Inc., a consumer services membership company.

     Thomas E. Tierney, Director. Mr. Tierney has served as a Director of the Company since 1991. He has served as the Chairman of T.E.T. Associates, a health care consulting firm, since 1988 and as the Chairman of Warehouse Products Testing Corp. from 1994 to 1996. He was formerly with Kendall Co., a health products firm, from 1951 to 1988 where he held numerous positions including Executive Vice President and General Manager of the Hospital Division and Group Executive for the Health Care Business. Mr. Tierney is also a Director of Procyte Corporation.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the Company's fiscal year ended December 31, 1998, the Board of Directors held six meetings and acted one other time by written consent in lieu of a meeting. Each of the Company's directors attended at least 50% of all meetings of the Board held while he or she was a Board member and of all committees of which he was a member.

     Each of the Audit Committee of the Board of Directors (the "Audit Committee") and the Compensation Committee of the Board of Directors (the "Compensation Committee") presently are composed of three directors: David P. Fialkow, Richard A. Sandberg, and Thomas E. Tierney. Responsibilities of the Audit Committee include engagement of independent accountants, review of audit fees, supervision of matters relating to audit functions, review of internal policies and procedures regarding audits, accounting and other financial controls, and reviewing related party transactions. During 1998, the Audit
Committee held two meetings. Responsibilities of the Compensation Committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options and other benefits under the Company's Amended and Restated 1991 Stock Option Plan (the "1991 Stock Option Plan"), and general review of the Company's employee compensation policies. During 1998, the Compensation Committee held three meetings. A former director of the Company, Steven J. Gilbert, resigned from the Board of Directors on December 18, 1998. The Board has elected not to fill the vacancy at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee currently consists of three outside directors, David P. Fialkow, Richard A. Sandberg and Thomas E. Tierney. No member of the Compensation Committee is a former or current officer or employee of the Company. To the Company's knowledge, there were no other relationships involving members of the Committee or other directors of the Company requiring disclosure in this Proxy Statement.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the fiscal years ended December 31, 1998, 1997 and 1996 with respect to the Company's Chief Executive Officer and the four other highest compensated executive officers or former executive officers of the Company whose total salary and bonuses for the fiscal year indicated exceeded $100,000.


                           SUMMARY COMPENSATION TABLE



                                                                SECURITIES
                                                        UNDERLYING  ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY     BONUS(1)  OPTIONS   COMPENSATION
 -------------------------- -----  ----------  --------- --------  -------------
John G. Simon
  Chairman of the Board,
  Chief Executive
  Officer & President       1998   $225,000(2) $39,375   12,992 (3)    $  --
                            1997    167,522       --      2,900 (3)       --
                            1996    159,188     37,332    4,400 (3)       --

Paul J. Murphy *
  Chief Financial
  Officer and Treasurer     1998    140,400       --     26,680 (4)       --
                            1997    139,602     21,120    3,080 (4)       --
                            1996    132,656     29,112    2,200 (4)       --

Richard M. Epstein
  Managing Director of
  New Product Research,
  Development and
  Acquisition               1998    134,500     25,150   36,400 (5)      --
                            1997    133,981     28,210    6,340 (5)   47,700 (6)
                            1996     27,083       --         --          --

Robert C. Lorette *
  Vice President,
  Corporate Development     1998    131,250     22,950   20,000 (7)      --
                            1997    130,469     25,130    7,640 (7)      --
                            1996    105,128     21,250       -- (7)      --
Alan I. West **
  Managing Director,
  Assurance                 1998    131,250       --      25,000 (8)       --
                            1997    130,469     31,950    25,000 (8)       --
                            1996    113,702     24,250     4,000 (8)       --


-------------------------

* Mr. Murphy and Mr. Lorette resigned as officers of the Company effective January 1, 1999.
** Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

(1) Bonus amounts reflected for 1998, 1997 and 1996 relate to such years but were paid in February 1999, 1998 and February 1997, respectively, except for the 1998 amounts, where both Mr. Epstein and Mr. Lorette received bonuses of $5,000 for 1998 during 1998.

(2) Includes $56,475 of deferred salary for 1998 that was paid in February 1999.

(3) 1998 stock option grants include 12,992 stock options that were granted in prior years and repriced in 1998. The options repriced were originally issued as follows 3,292 in 1993, 2,400 in 1995, 4,400 in 1996, and 2,900 in
    1997.  These options were both canceled and reissued in 1998.

(4) 1998 stock option grants include 26,680 stock options that were granted in prior years and repriced in 1998. The options repriced were originally issued as follows: 19,000 in 1994, 2,400 in 1995, 2,200 in 1996, and 3,080
    in 1997.  These options were both canceled and reissued in 1998.

(5) 1998 stock option grants include 16,400 stock options, originally issued in 1998 and repriced later in 1998. Of these repriced options in 1998, 6,340 options were originally issued in 1997. These options were both canceled and reissued in 1998.

(6) 1997 amount pertains to relocation and related payments.

(7) 1998 stock option grants include 7,640 stock options, originally issued in 1997 and repriced in 1998. These options were both canceled and reissued in 1998. 1997 stock option grants include 4,000 stock options, originally issued in 1996 and repriced in 1997. During 1997, these 1996 options were canceled and reissued.

(8) 1998 stock option grants include 25,000 stock options, originally issued in 1997 and repriced in 1998. These options were both canceled and reissued in 1998. 1997 stock option grants include 5,000 stock options, originally issued in 1996 and repriced in 1997. During 1997, these 1996 options were canceled and reissued.

                               Option Grants in Last Fiscal Year
                                     Individual Grants

              Number of     % of Total
              Securities    Options Granted                      Potential
              Underlying    to Employees in                     Realizable
            Options Granted Fiscal Year                      Value at Assumed
                                                              Rate of Stock
                    (1)                 Exercise  Expiration Price Appreciation
                                        Price      Date      for Option Term
                                        ($/sh)               5%         10%
            ---------------  -------- ---------- --------- --------------------
John G. Simon
                3,292 (2)      0.67%    $1.51   10/08/01    $ 260    $  1,044
                2,400 (2)      0.49%     1.51    8/15/00        8         362
                4,400 (2)      0.89%     1.51    6/05/01      348       1,395
                2,400 (2)      0.49%     1.51    5/01/02      381       1,200
                  500 (2)      0.10%     1.51    8/05/02       79         250

Paul J. Murphy *
                  500 (2)      0.10%    11.00    8/05/07    3,459        8,766
               18,000 (2)      3.66%    11.00   11/03/04   80,606      187,846
                1,000 (2)      0.20%    11.00   11/03/04    4,478       10,436
                2,400 (2)      0.49%    11.00    8/15/05   12,605       30,191
                2,200 (2)      0.45%    11.00    6/05/06   13,342       32,862
                2,580 (2)      0.52%    11.00    5/01/07   17,848       45,230

Richard M. Epstein
               20,000          4.07%     1.37   12/15/08   17,232       43,669
                6,340 (2)      1.29%     1.37    5/01/07    4,789       11,795
               10,060 (2)      2.05%     1.37    3/30/08    8,668       21,965


Robert C. Lorette *
                4,000 (2)      0.81%    11.00    9/19/07   27,671       70,125
                2,940 (2)      0.60%    11.00    5/01/07   20,338       51,542
                  700 (2)      0.14%    11.00    8/05/07    4,482       12,272
               12,360          2.51%    11.00    3/30/08   85,505      216,685

Alan I. West **
                4.580 (2)      0.93%    11.00    5/01/07   31,684       80,293
               15,420 (2)      3.13%    11.00    8/05/07  106,673      270,331
                5,000 (2)      1.02%    11.00    9/19/07   34,589       87,656

-------------------------

* Mr. Murphy and Mr. Lorette resigned as officers of the Company effective January 1, 1999.
** Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

 (1) Grants under the 1991 Stock Option Plan. These options have a five-year vesting period, with 40% vesting after the first two years and the remainder monthly at a rate of 1.67% per month for the remaining three years. Such options are not transferable, other than by will or the laws of descent and distribution.

(2) Stock option grant was repriced in 1998; see Ten-Year Option Repricings table.




         Option Exercises in Last Fiscal Year and Fiscal Year End Option Values



                                    Number of
              Number of        Securities Underlying
               Shares             Unexercised           Value of Unexercised
               Acquired            Options at              In-the-money
                 on      Value      12/31/98            Options at 12/31/98
Name           Exercise Realized Exercis- Unexercis-   Exercis-   Unexercis-
                                   able      able        able        able
-------------- -------- -------- -------------------  ----------------------

John G. Simon       --  $  --     7,092     5,900     $  --      $   --
Paul J. Murphy *    --     --    19,517     7,163        --          --
Richard M. Epstein  --     --     2,747    33,653       173       2,120
Robert C. Lorette * --     --     2,200    17,800        --          --
Alan I. West **     --     --     2,833    22,167        --          --

 - ------------------------

* Mr. Murphy and Mr. Lorette resigned as officers of the Company effective January 1, 1999.
** Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

(1) Value realized is based on the fair market value of the Common Stock as of the date of exercise minus the exercise price.
(2) Value is based on the closing sale price of the Common Stock as of the last business day of the year, minus the exercise price. During March 1998 and December 1998, the Company elected to reprice common stock options to reflect the currently declining market value per share of common stock. These repricing actions canceled the old option and issued a new option with a lower exercise price.





                                         TEN-YEAR OPTION REPRICINGS




                                                                    Length of
                           Number of   Market    Exercise           Original
                           Securities Price of   Price of          Option Term
                           Underlying Stock at   Stock at    New    Remaining
                            Options    Time of   Time of   Exercise at the Date
Name                 Date  Repriced   Repricing  Repricing  Price  of Repricing
______________________________________________________________________________________________________


John G. Simon
Chairman of the
Board, Chief
Executive Officer
& President       12/15/98  3,292  $ 1.37  $  4.56  $ 1.51  2 years and 9 months
                  12/15/98  2,400    1.37    46.75    1.51  1 year and 7 months
                  12/15/98  4,400    1.37    66.00    1.51  2 years and 5 months
                  12/15/98  2,400    1.37    20.65    1.51  3 years and 4 months
                  12/15/98    500    1.37    22.00    1.51  3 years and 7 months

Paul J. Murphy *
Chief Financial
Officer and
Treasurer          3/30/98 18,000   11.00    21.25   11.00  6 years and 4 months
                   3/30/98  1,000   11.00    19.38   11.00  6 years and 7 months
                   3/30/98  2,400   11.00    42.50   11.00  7 years and 4 months
                   3/30/98  2,200   11.00    60.00   11.00  8 years and 2 months
                   3/30/98  2,580   11.00    18.75   11.00  9 years and 1 month
                   3/30/98    500   11.00    20.00   11.00  9 years and 4 months

Richard M. Epstein
Managing Director
of New Products
Research, Development
and Acquisition    3/30/98  6,340   11.00    18.75   11.00  9 years and 1 month
                  12/15/98  6,340    1.37    11.00    1.37  8 years and 5 months
                  12/15/98 10,060    1.37     9.22    1.37  9 years and 3 months

Robert C. Lorette *
Vice President
Corporate
Development        9/19/97  4,000   23.75    50.00   23.75  8 years and 5 months
                   3/30/98  4,000   11.00    23.75   11.00  9 years and 6 months
                   3/30/98  2,940   11.00    18.75   11.00  9 years and 1 months
                   3/30/98    700   11.00    20.00   11.00  9 years and 4 months

Alan I. West **
Managing Director,
Assurance Medical
Division           9/19/97  5,000   23.75    50.00   23.75  8 years and 7 months
                   3/30/98  4,580   11.00    18.75   11.00  9 years and 1 month
                   3/30/98 15,420   11.00    20.00   11.00  9 years and 4 months
                   3/30/98  5,000   11.00    23.75   11.00  9 years and 5 months

*   Mr. Murphy and Mr. Lorette resigned as officers of the Company effective
    January 1, 1999.
** Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

     (1) All share numbers have been adjusted to reflect the reverse stock split of the Common Stock in May 1998.
     (2) Options repriced in March 1998 and December 1998 expire on the same terms as the original options. See "Repricing Report of the Compensation
Committee." Options repriced in March 1998 and December 1998 included a restriction prohibiting the employee from exercising the repriced option for six months from the date of the repricing. The vesting term on the options repriced in December 1998 were changed to vest at 25% per year over a four-year period with the ability to exercise six months into the option term. The original vesting schedule for such options were over a five-year period at 20% per year with the ability to exercise on the second-year anniversary of the option term.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     The Company had entered into an employment agreement with John G. Simon, which expired on March 17, 1999. The agreement is renewable at the option of both parties and provides for (i) an annual base salary of $168,525 subject to annual review and increase, (ii) such incentive bonus payments as the Company may from time to time determine, (iii) a cancellation payment in the event that Mr. Simon's employment with the Company is terminated without cause equal to the amount of compensation Mr. Simon would otherwise have received from the Company during the remainder of the term of the employment agreement, and (iv) an additional severance payment equal to six months' base salary in the event that Mr. Simon's employment terminates other than for cause whether during or after the term of the employment agreement. Mr. Simon's employment agreement also provides for assignment to the Company of his rights to inventions and proprietary information and contains confidentiality and non-competition provisions. The Company expects to enter shortly into a new agreement with Mr. Simon upon substantially similar terms.

     The Company has entered into "at-will"  employment  agreements with Richard
M. Epstein and Alan West for initial terms of five years each, dated as of October 15, 1996 and February 5, 1996, respectively. The agreements with Mr. Epstein and Mr. West provide for such incentive bonus payments as the Company may from time to time determine. The current semi-monthly salaries are $5,828 for Mr. Epstein and $5,469 for Mr. West. All of these salaries are subject to annual review and adjustment. Mr. West resigned as an officer of the Company effective April 14, 1999 and became Chief Executive Officer of Assurance Medical Inc. which was spun-off by UroMed Corporation on April 14, 1999.

     Mr. Murphy and Mr. Lorette resigned as officers of the Company effective January 1, 1999.


DIRECTOR COMPENSATION

     The Company pays the travel expenses of non-employee directors for attendance at meetings of the Board of Directors and committees thereof. Cash compensation of $500 per meeting and a $2,000 annual retainer per person is paid to the Directors.

     In addition, under the terms of the 1991 Stock Option Plan each non-employee director of the Company receives quarterly grants of options to purchase 150 shares of the Common Stock, and each non-employee director who is first elected to the Board after September 15, 1995 will receive options to purchase 4,000 shares of Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The objectives of the Company's executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the following principles:

- Competitive and Fair Compensation

     The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of comparable medical products and other relevant companies in a similar stage of development. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

- Short-term Cash Compensation

     Cash compensation consists of two components: annual salary and cash incentive compensation. The annual salaries of the executive officers are evaluated based upon corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals and milestones are met. Individual performance is evaluated by reviewing attainment of specified individual objectives and milestones and the degree to which teamwork and Company values are fostered. Cash incentive compensation is based upon the achievement of functional, divisional and corporate goals as well as individual performance.

- Long-term Incentive Compensation

     Because not all short-term management accomplishments are directly related to changes in short-term stockholder value, the Compensation Committee believes that management should also have a long-term compensation component related to increasing stockholder value. To assure that executive officers' goals and accomplishments are linked with increasing stockholder value, the Compensation Committee believes that the grant of options to purchase the Company's Common Stock that become exercisable over an extended period of time should be an integral part of the overall compensation philosophy.


COMPENSATION PROGRAM COMPONENTS

     Annual compensation for the Company's executive officers currently consists of three elements-salary, cash incentive compensation and equity participation. Executive officers are also entitled to participate in the same benefit plans available to other employees. In setting the base salaries of the Company's executive officers, the Compensation Committee reviews the range of compensation paid to employees in similar positions of the companies in a similar state of development in the medical and other relevant industries. While industry-wide practices are deemed to be important indicators of appropriate compensations levels, the Compensation Committee believes the most important considerations are individual and corporate performance, in setting an executive's base salary and cash incentive compensation.

     On an annual basis, goals for Company performance and individual goals and objectives for each of the Company's executive officers (including the Chief Executive Officer) are established by the Compensation Committee. Every six months, all executive officers other than the Chief Executive Officer are evaluated by the Chief Executive Officer on their performance with respect to their individual short-term goals and objectives. At this time, revised quarterly goals and objectives are established, if appropriate. Based upon their performance relative to their goals and objectives, the base salary of executive officers other than the Chief Executive Officer is generally adjusted once per year by the Compensation Committee.

     On an annual basis, the Compensation Committee evaluates the achievement of the annual goals and objectives established for the Chief Executive Officer and his contribution to the Company.

     In February 1999, the Company paid cash bonuses aggregating $77,475 to its Chief Executive Officer, Managing Director of New Product Research, Development and Acquisition, and Vice President of Corporate Development. The Compensation Committee intended for these bonuses to represent compensation for such officers' contributions to the development and achievements of the Company to December 31, 1998, including events prior to 1998. For the Company's 1999 fiscal year, the Compensation Committee has set additional goals and objectives for Company performance, as well as additional individual goals and objectives, with the intention of reviewing the appropriateness of additional incentive cash compensation for such year. Please refer to the table entitled "Summary Compensation" elsewhere in this Proxy Statement for information relating to the base salaries and cash bonus payments made during the Company's last three completed fiscal years to certain of its executive officers.

     Stock option awards are designed to promote the identity of long-term interests between the Company's employees and its stockholders and assist in the retention of executives. The size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his or her actual or potential contributions to the Company in relation to his or her overall compensation. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating its employees. Because the option exercise price of the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the long-term value of the Common Stock. Stock options, moreover, have been used to reward substantially all employees of the Company, not just at the executive officer level. The option program typically uses a five-year or greater vesting period to encourage employees to continue in the employ of the Company. Please refer to the table entitled
"Option Grants in Last Fiscal Year" elsewhere in this Proxy Statement for information regarding option grants to certain executive officers.

REPRICING REPORT OF THE COMPENSATION COMMITTEE

     In March 1998 and December 1998, the Compensation Committee considered proposals from management for significant changes to existing employee programs, including options held by the Company's executive officers.

     This proposal arose largely from a broad decline in the price of the Common Stock of the Company that had resulted in a substantial number of stock options granted pursuant to the Company's existing option plans having exercise prices well above the recent historical trading prices of the Common Stock. This decline together with the resulting equity disparity between new hires who receive option grants at the current fair market value and existing employees' exercise prices prompted the proposal. The Committee was advised by management that management believed that employee and executive turnover was likely to increase. In large part, this increase was expected because the Company's total compensation package for long-term employees, which included substantial options with exercise prices well above the then-current trading price, no longer provided an effective retention incentive, particularly when combined with job security concerns in light of the February 1998 reduction in force. In addition, the Company's existing option grants were not competitive with competing offers from other companies, since options granted to new hires at other companies would be granted at current trading prices.

     The Committee considered both cash and equity compensation as possibilities to aid employee and executive retention by the Company. The Committee recognized that an amendment to existing options with exercise prices higher than fair market value to provide exercise prices at fair market value would provide additional incentives to employees because of the increased potential for appreciation. Such additional incentives were necessary, the Committee decided, in order for the Company's employee programs to continue to meet their objectives, including driving operating performance in accordance with the Company's plans and targets, promoting employee retention, addressing stockholder concerns for dilution, and preserving the reserved shares for the employee stock purchase program.

     Considering these factors, the Committee determined it to be in the best interests of the Company and its stockholders to amend outstanding stock options under its option plans to set exercise prices equal to the current market value with the same expiration terms as existing options, thus restoring the incentives for employees to remain as employees of the Company and to exert their maximum efforts on behalf of the Company and focus on achieving the Company's operating plans.

     Additionally, the Committee determined to include the Chairman of the Board and Chief Executive Officer of the Company in the repricing, even though this individual was not included in the proposal from management, based on the Committee's belief that these individuals should be governed by the same incentives as the overall employee population. The Committee did not want to create distinctions among the classes of employees for purposes of the equity compensation component of compensation.


1998 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The amount and means of determining Mr. Simon's base annual salary for 1998 was fixed by the terms of his employment agreement with the Company, which was effective as of March 17, 1997. This employment agreement provided for an annual base salary of $168,525, subject to yearly review and increase (but not decrease), and such incentive bonus payments as the Compensation Committee may from time to time determine. For 1998, Mr. Simon's compensation included an additional $56,475 of deferred salary for 1998 that was paid in February 1999.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (M)

     The Compensation Committee has not yet had the occasion to adopt a policy on the 1993 amendment to the Internal Revenue Code of 1986, as amended (the "Code"), disallowing deduction on compensation in excess of $1 million for certain executives of public companies. The Company believes that options granted under the 1991 Stock Option Plan are exempt from the limitation, and other compensation expected to be paid during fiscal year 1998 is below the compensation limitation.

Compensation Committee


David P. Fialkow
Richard A. Sandberg
Thomas E. Tierney

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market Total Return Index for U.S. Companies (the "NASDAQ Stock Market-U.S. Index") and the Hambrecht & Quist Growth Index ("H&Q Growth Index") over the period from the time of the Company's initial public offering of Common Stock on March 16, 1994 to December 31, 1998. The graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at March 16, 1994 and that all dividends were reinvested.


                   TABLE OF PLOT POINTS FOR PERFORMANCE GRAPH

                                                                 NASDAQ STOCK
DATES              UROMED CORP.            H&Q GROWTH             MARKET-U.S.
- ---------          -------------          -------------          -------------
  3/16/94                  100                    100                    100
   Mar-94                75.00                  88.77                  92.93
   Apr-94                76.56                  86.80                  91.73
   May-94                78.13                  83.09                  91.95
   Jun-94                56.25                  76.07                  88.59
   Jul-94                59.38                  78.06                  90.41
   Aug-94                53.13                  90.02                  96.17
   Sep-94                45.31                  92.13                  95.93
   Oct-94                46.88                  95.04                  97.81
   Nov-94                62.50                  94.77                  94.57
   Dec-94                68.75                  97.85                  94.83
   Jan-95                74.21                  97.30                  95.37
   Feb-94                89.06                 104.06                 100.42
   Mar-95                85.94                 109.14                 103.39
   Apr-95                87.50                 109.82                 106.65
   May-95                76.56                 109.38                 109.40
   Jun-95               101.56                 123.44                 118.27
   Jul-95               106.25                 141.02                 126.96
   Aug-95               118.75                 144.74                 129.54
   Sep-95               125.00                 153.97                 132.51
   Oct-95               132.81                 154.96                 131.75
   Nov-95               126.56                 161.37                 134.84
   Dec-95               160.94                 163.30                 134.12
   Jan-96               167.19                 162.80                 134.78
   Feb-96               175.00                 169.06                 139.91
   Mar-96               143.75                 168.48                 140.38
   Apr-96               131.25                 195.28                 152.02
   May-96               151.56                 206.22                 159.00
   Jun-96               171.88                 184.49                 151.83
   Jul-96               159.38                 153.59                 138.29
   Aug-96               129.69                 166.20                 146.04
   Sep-96               137.50                 184.39                 157.21
   Oct-96               126.56                 170.97                 155.47
   Nov-96               114.06                 168.52                 165.08
   Dec-96               121.88                 170.92                 164.93
   Jan-97               107.81                 179.78                 176.66
   Feb-97               101.56                 160.40                 166.89
   Mar-97                92.19                 137.91                 155.99
   Apr-97                48.44                 130.39                 160.86
   May-97                59.38                 157.86                 179.10
   Jun-97                43.75                 161.07                 184.58
   Jul-97                46.88                 171.51                 204.06
   Aug-97                72.65                 175.69                 203.75
   Sep-97                82.81                 194.16                 215.79
   Oct-97                72.65                 182.46                 204.62
   Nov-97                62.50                 174.67                 205.65
   Dec-97                44.15                 175.54                 202.35
   Jan-98                07.81                 179.78                 208.73
   Feb-98               101.56                 160.40                 228.33
   Mar-98                92.19                 137.91                 236.76
   Apr-98                48.44                 130.39                 240.78
   May-98                59.38                 157.86                 227.56
   Jun-98                43.75                 161.07                 243.62
   Jul-98                46.88                 171.51                 241.04
   Aug-98                72.65                 175.69                 193.78
   Sep-98                82.81                 194.16                 220.55
   Oct-98                72.65                 182.46                 229.56
   Nov-98                62.50                 174.67                 252.18
   Dec-98                44.14                 175.54                 284.45


                                    PROPOSAL 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent accountants, have been independent accountants of the Company since 1991. The Board of Directors has recommended that the stockholders ratify the reappointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the current year.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to answer any appropriate questions.

     The Board of Directors recommends that the stockholders vote "FOR" the proposal to ratify the appointment of PricewaterhouseCoopers LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on this proposal is required for ratification of the appointment of PricewaterhouseCoopers LLP. In the event the appointment of PricewaterhouseCoopers LLP should not be ratified by the stockholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

                             STOCKHOLDER PROPOSALS

     The Board will make provision for presentation of proposals by stockholders at the 1998 Annual Meeting of Stockholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the Securities and Exchange Commission. Such proposals must be received by the Company no later than December 4, 1999 to be considered for inclusion to the Company's proxy materials relating to that meeting.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive (and certain other) officers and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1998. To the best knowledge of the Company, all of these filing requirements were satisfied by the Company's directors, officers and ten percent holders, In making these statements, the Company has relied upon the written representation of its directors, officers and its ten percent holders and copies of the reports that they have filed with Securities and Exchange Commission.

                                    GENERAL

     The Board of Directors of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     THE COMPANY WILL PROVIDE FREE OF CHARGE TO ANY STOCKHOLDER FROM WHOM A PROXY IS SOLICITED PURSUANT TO THIS PROXY STATEMENT, UPON WRITTEN REQUEST FROM SUCH STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1998. REQUESTS FOR SUCH REPORT SHOULD BE DIRECTED TO THE MANAGER OF INVESTOR RELATIONS AT UROMED CORPORATION, 1400 PROVIDENCE HIGHWAY, BUILDING 2, NORWOOD, MASSACHUSETTS, 02062.

     The Company expects to hold its next stockholder meeting on May 19, 2000 and proxy materials in connection with that meeting are expected to be mailed approximately 30 days prior to the meeting.



John G. Simon
President

                              UroMed Corporation
  Proxy for the Special Meeting of Stockholders to be held on May 21, 1999
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby appoint(s) John G. Simon and Domenic C. Micale, and each of them, with full power of substitution, as proxies to represent and vote as designated herein, all shares of stock of UroMed Corporation which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts on Friday May 21, 1999 at 9:00 a.m., or any adjourned session thereof.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE BOARD OF DIRECTORS ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall vote in person at such meeting or revoke this proxy in writing before it is exercised.

                PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN
                       PROMPTLY IN THE ENCLOSED ENVELOPE

     Please sign this Proxy exactly as your name(s) appear(s) on the reverse side hereof. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more that one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

    HAS YOUR ADDRESS CHANGED?                        DO YOU HAVE ANY COMMENTS?


   -------------------------                         ------------------------

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE


1. To elect the following persons as Class II Directors (except as marked below):

                              David P. Fialkow
                              Thomas E. Tierney


FOR ALL NOMINEES               WITHHOLD      FOR ALL EXCEPT
     [ ]                          [ ]             [ ]


    NOTE: If you do not wish your shares voted "For" a particular nominee, Mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.


2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the 1999 fiscal year.

     FOR                         AGAINST         ABSTAIN
     [ ]                           [ ]             [ ]


3. To transact such other business as may properly come before the meeting or at any adjourned session of the meeting.

    UROMED CORPORATION

    CONTROL NUMBER:

    RECORD DATE SHARES:

    Please be sure to sign and date this Proxy.

    Date  ________________


    Stockholder sign here  -------------------------
    Co-owner sign here     -------------------------

    Mark box at right if an address or comment has been noted on the reverse side of this card. [ ]

DETACH CARD                                                      DETACH CARD


    UROMED CORPORATION

    Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operations of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage paid envelope.

     Your vote must be received prior to the Special Meeting of Stockholders of the Company on Friday, May 21, 1999.

    Thank you in advance for your prompt consideration of these matters.

    Sincerely,

    UroMed Corporation